Exhibit 3.19

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:30 PM 02/12/2010
FILED 09:30 PM 02/12/2010
SRV 100141245 - 2762584 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PGS ONSHORE, INC.

The undersigned, Scott A. McCurdy, Vice President of PGS Onshore, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:            That the Certificate of Incorporation of PGS Onshore, Inc. was originally filed with the Secretary of State of the State of Delaware on June 16, 1997, and the name of the corporation as originally filed was PGS Asset Tracker, Inc.

SECOND:       That at a meeting of the Board of Directors of PGS Onshore, Inc., resolutions were duly adopted setting forth a proposed Amended and Restated Certificate of Incorporation of said corporation, providing among other things for a change in the name of said corporation to Geokinetics Acquisition Company, declaring said Amended and Restated Certificate of Incorporation to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The Board of Directors has duly adopted resolutions setting forth and declaring advisable this Amended and Restated Certificate of Incorporation.

THIRD:          That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the Amended and Restated Certificate of Incorporation.

FOURTH:      That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

FIFTH:           That the Certificate of Incorporation is hereby amended by amending and restating the Certificate of Incorporation in its entirety to be and read as follows:

“First:     The name of the corporation is Geokinetics Acquisition Company (hereinafter referred to as the “Corporation”).

Second:   The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Third:     The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware,

Fourth:   The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of common stock, par value $0.01 per share (“Common Stock”).

Dividends may he declared and paid or set apart for payment upon Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends and may be payable in cash, stock or otherwise. The holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one (1) vote. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests.

Fifth:  The Corporation is to have perpetual existence.

Sixth:      Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. Cumulative voting in the election of directors or otherwise is hereby expressly prohibited. At each election for directors, each stockholder entitled to vote at such election shall be entitled to one (1) vote for each share of capital stock owned by him; no stockholder shall be entitled to cumulate his votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of shares owned by such stockholder shall equal, or to distribute such votes on the same principle among any number of such candidates.

Seventh:

(a)           A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (i) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any elimination or limitation on the personal liability of a director of the Corporation or right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b)           The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law.

Eighth:   All of the powers of the Corporation, insofar as the same may he lawfully vested by this Certificate of Incorporation in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation.

In furtherance and not in limitation of the foregoing provisions of this Article Eighth, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal bylaws of the Corporation.

Ninth:     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.”

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 12th day of February, 2010.

PGS ONSHORE, INC.
a Delaware corporation

By:	/s/ Scott A. McCurdy
Name:	Scott A. McCurdy
Title:	Vice President